Exhibit 99.3

VANTIV ANNOUNCES CLOSING OF ITS INITIAL PUBLIC OFFERING AND EXERCISE IN FULL OF OPTION TO PURCHASE ADDITIONAL SHARES

Cincinnati, Ohio — March 27, 2012 — Vantiv, Inc. (NYSE: VNTV) today announced the closing of its previously announced initial public offering of 29,412,000 shares of Class A common stock at a price to the public of $17.00 per share. In connection with the initial public offering, the underwriters exercised in full their option to purchase an additional 4,411,800 shares of Class A common stock, with Vantiv selling an additional 2,086,064 shares and the selling stockholders selling 2,325,736 shares. As a result, the total initial public offering size was 33,823,800 shares. Vantiv will not receive any of the proceeds from the sale of shares by the selling stockholders. Vantiv will use the net proceeds from the sale of shares to be sold by it as set forth in the prospectus relating to the initial public offering.

J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC served as lead joint book-running managers and Goldman, Sachs & Co. and Deutsche Bank Securities Inc. served as joint book-running managers for the offering. Citigroup Global Markets Inc., UBS Securities LLC, Jefferies & Company, Inc., Raymond James & Associates, Inc., William Blair & Company, L.L.C. and Wells Fargo Securities, LLC served as co-managers.

The offering was made only by means of a prospectus, copies of which may be obtained from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or telephone: 1-866-803-9204; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or telephone: 1-866-718-1649, or email: prospectus@morganstanley.com; or Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, or telephone: 1-800-221-1037, or email: newyork.prospectus@credit-suisse.com.

A registration statement relating to these securities has been filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Vantiv

Vantiv is a leading, integrated payment processor differentiated by a single, proprietary technology platform.

Contact

Don Duffy/Dara Dierks

866-254-4811 or 513-900-4811

IR@vantiv.com